Exhibit 16(c)(xii)

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Project Savanna PROCESS UPDATE MAY 14, 2024 HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Confidential Treatment Requested on 1 page, confidential information filed separately with the SEC

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Executive Summary ƒ Claritas / » meeting early week of 5/20; remaining diligence in commercial, finance, insurance, benefits, IT ƒ » Submitted a limited set of additional requests (commercial, finance/tax, legal, employee) ƒ Altaris » In-person commercial diligence session scheduled for 5/15; remaining diligence in commercial, finance, insurance, benefits, IT ƒ » Weighing next steps in light of feedback Party Status Next Steps ƒ HL to distribute a process letter to each of the four parties: » Communicate intention to announce transaction by Monday, June 24th (45 days post May 9th earnings) » Final bid deadline to be set for Monday, June 10th, after which Company intends to select a single party with which to negotiate definitive agreements ƒ In the interim 3.5 weeks prior to the June 10th bid deadline: » Management and HL to facilitate all remaining diligence » WLRK to progress negotiation of contract with opposing counsels ƒ Between June 10th and June 24th: » Potential to quickly finalize negotiation if proposals are undifferentiated » Select party with which to negotiate definitive agreements » Enable winning party to engage with certain existing shareholders and customers » Finalize negotiation of contract with opposing counsel 2 *Confidential treatment requested